FILED PURSUANT TO 424(b)(3)
REGISTRATION NO. 333-140722

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED JUNE 15, 2007

URANIUM ENERGY CORP.

OFFERING OF 8,100,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 should be read together with the Prospectus dated June 15, 2007 (the "Prospectus") of Uranium Energy Corp. (the "Company") relating to the resale by the selling shareholders named in the Prospectus (the "Selling Shareholders") of an aggregate of 8,100,000 shares of common stock of the Company as provided in the Prospectus, including:

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,800,000 shares of our common stock issued on December 13, 2006 pursuant to a private placement (the "December 13, 2006 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,400,000 shares of our common stock issued on December 22, 2006 pursuant to a private placement (the "December 22, 2006 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 200,000 shares of our common stock issued January 3, 2007 pursuant to a private placement (the "January 3, 2007 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,400,000 shares of our common stock issuable upon the exercise of 1,400,000 common stock purchase warrants (the "December 13, 2006 Warrants") issued pursuant to the December 13, 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,200,000 shares of our common stock issuable upon the exercise of 1,200,000 common stock purchase warrants (the "December 22, 2006 Warrants") issued pursuant to the December 22, 2006 Private Placement; and

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 100,000 shares of our common stock issuable upon the exercise of 100,000 common stock purchase warrants (the "January 3, 2007 Warrants") issued pursuant to the January 3, 2007 Private Placement.

The Prospectus is hereby amended and supplemented to provide the expiration date of the exercise period of each of the December 13, 2006 Warrants, the December 22, 2006 Warrants and the January 3, 2007 Warrants (collectively, the "Warrants"). The exercise period of each series of Warrants ends on the day which is the later of (i) 18 months from the date of issuance of such Warrants and (ii) nine months commencing from the effective date of the registration statement of which the Prospectus forms a part. The Prospectus became effective on June 15, 2007. As such, the exercise period for each series of Warrants shall end as follows:

  The exercise period for the December 13, 2006 Warrants ends on June 13, 2008;

  The exercise period for the December 22, 2006 Warrants ends on June 22, 2008; and

  The exercise period for the January 3, 2007 Warrants ends on July 3, 2008.

As such, all references in the Prospectus to the end of the exercise period for each series of Warrants, including but not limited to such references under the headings "The Prospectus Summary", "Selling Shareholders", "Management's Discussion and Analysis or Plan of Operations--Plan of Operations and Funding", and "Market for Common Equity and Related Stockholder Information--Common Stock Purchase Warrants" are hereby amended and supplemented to provide for the specific end date of the exercise period with respect to each of the December 13, 2006 Warrants, the December 22, 2006 Warrants and the January 3, 2007 Warrants as set forth above in this Prospectus Supplement No. 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 1 is July 30, 2007.

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